STATE STREET RESEARCH FINANCIAL TRUST

                      Amendment No. 7 to First Amended and
                         Restated Master Trust Agreement

                             INSTRUMENT OF AMENDMENT



         Pursuant to Article IV, Sections 4.1 and 4.2 and Article VII, Section
7.3 of the First Amended and Restated Master Trust Agreement of the State Street Research Financial Trust (the "Trust") dated June 1, 1993 ("Master Trust Agreement"), as heretofore amended, the following action is taken:

         The Master Trust Agreement is hereby amended to establish and designate an additional series of shares to be known as State Street Research Health Sciences Fund, such series to have the relative rights and preferences set forth in Article IV, Section 4.2, subsection (a) through (l) of the Master Trust Agreement.


         This Amendment shall be effective as of September 28, 1999.

         IN WITNESS WHEREOF, the undersigned officer or assistant officer of the Trust hereby adopts the foregoing on behalf of the Trust pursuant to authorization by the Trustees of the Trust.




                                              /s/ Darman A. Wing
                                              ------------------------------
                                              Darman A. Wing
                                              Assistant Secretary